UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 20, 2004

AUTHENTIDATE HOLDING CORP.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 333-93711

DELAWARE (State or other jurisdiction of incorporation or organization)	14-1673067 (I.R.S. Employer Identification No.)

2165 Technology Drive
Schenectady, NY 12308
(Address and zip code of principal executive offices)

(518) 346-7799
(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On September 20, 2004, Authentidate Holding Corp. (“Authentidate”) entered into a two year employment agreement (the “Agreement”) with John J. Waters, who is currently serving as its Executive Vice President –Chief Administrative Officer and a director. The Agreement, which is effective as of August 6, 2004, provides for the terms and conditions of Mr. Waters’ employment as Authentidate’s Executive Vice President – Chief Administrative Officer. The Agreement provides for a base salary of $275,000 and a discretionary bonus based on financial and other criteria of up to 50% of base salary, provided however that the bonus amount shall be guaranteed for the first year of the Agreement. Further, the Agreement contains a severance provision equal to six month’s base compensation in the event of termination without cause and provides for a change of control payment including accrued compensation, continuation of benefits and the severance payment, plus a tax gross-up provision in the event the change of control is a sale or merger of the Company for a valuation of at least $100,000,000. The agreement also specifies that Mr. Waters is entitled to receive other employee benefits available to senior management. In addition, the Agreement reflects the grant of options to Mr. Waters to purchase 300,000 shares of the common stock of Authentidate exercisable at the closing price of its common stock as reported on the Nasdaq National Market as of the 6th day of August, 2004. The options are subject to vesting requirements as follows: 75,000 options vested on the date of grant, 18,750 vested on the one-month anniversary of the date of grant and the remainder shall vest in equal amounts on a monthly basis over the balance of the initial term of the Agreement. In addition, for no additional value, Mr. Waters agreed to cancel the 40,000 stock options granted to him pursuant to Authentidate’s 2001 Non-Executive Director Stock Option Plan when he was originally appointed to Authentidate’s Board of Directors as a non-executive director.

Item 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1     Employment Agreement between Authentidate Holding Corp. and John J. Waters.

SIGNATURE

AUTHENTIDATE HOLDING CORP.

By:                 /s/ John T. Botti

Name: John T. Botti
Title: Chief Executive Officer
Date: September 20, 2004

EXHIBIT INDEX

Exhibit
Number           Description

    10.1               Employment Agreement between Authentidate Holding Corp. and John J. Waters